MEMORANDUM OF EMPLOYMENT

May 22, 2012

NAME:	Margaret Loebl
ADDRESS:	2538 Lakeshore Drive Fennville, MI 49408

The parties to this Memorandum of Employment (“Agreement”) are MARGARET LOEBL and Quaker Chemical Corporation, a Pennsylvania corporation (“Quaker”).

WHEREAS, Quaker desires to employ you and you desire to be employed by Quaker;

WHEREAS, both parties wish to define and clarify all terms and conditions of the employment relationship; and

WHEREAS, both parties want to avoid any disputes over any terms and conditions of the employment relationship;

NOW THEREFORE in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:

1.           Duties

Effective as of your start date, Quaker agrees to employ you and you agree to serve as Quaker’s Vice President, Chief Financial Officer & Treasurer which includes the responsibilities in line with that of a public company Chief Financial Officer, reporting to Michael F. Barry or his replacement as Chief Executive Officer.  You shall perform all duties consistent with such position as well as any other duties that are assigned to you from time to time by Quaker’s Chief Executive Officer.  You agree that during the term of your employment with Quaker to devote your knowledge, skill, and working time solely and exclusively to the business and interests of Quaker and its subsidiaries; provided, however, after one year of employment you are eligible to accept a position as a director on a board of a for-profit public company.

2.           Compensation

Your base salary will be determined from time to time by the Compensation / Management Development Committee of the Board of Directors, in consultation with the Chairman, Chief Executive Officer & President. In addition, you will be entitled to participate, to the extent eligible, in any of Quaker’s annual and long term incentive plans, retirement savings plan (401k plan), stock purchase plan, and will be entitled to vacations, paid holidays, and medical, dental, and other benefits as are made generally available by Quaker to its full-time employees.  Your salary at any time during your employment with Quaker will not be reduced by Quaker without your prior written consent. Neither your annual incentive plan percentage of 70% (38.5% at target) nor your long term incentive value of $133,000.00 will be reduced by Quaker at any time during your employment with Quaker without your prior written consent.

3.           Term of Employment.

Your employment with Quaker may be terminated on thirty (30) days' written notice by either party, with or without cause or reason whatsoever.   Within thirty (30) days after termination of your employment, you will be given an accounting of all monies due you.

4.           Covenant Not to Disclose

You acknowledge that the identity of Quaker's (and any of Quaker's affiliates’) customers, the requirements of such customers, pricing and payment terms quoted and charged to such customers, the identity of Quaker's suppliers and terms of supply (and the suppliers and related terms of supply of any of Quaker's customers for which management services are being provided), information concerning the method and conduct of Quaker's (and any affiliate’s) business such as formulae, formulation information, application technology, manufacturing information, marketing information, strategic and marketing plans, financial information, financial statements (audited and unaudited), budgets, corporate practices and procedures, research and development efforts, and laboratory test methods and all of Quaker's (and its affiliates’) manuals, documents, notes, letters, records, and computer programs are Quaker's trade secrets ("Trade Secrets") and are Quaker’s (and/or any of its affiliates’, as the case may be) sole and exclusive property.  You agree that at no time during or following your employment with Quaker will you appropriate for your own use, divulge or pass on, directly or through any other individual or entity or to any third party, any Quaker Trade Secrets. Upon termination of your employment with Quaker and prior to final payment of all monies due to you under Paragraph 2 or at any other time upon Quaker's request, you agree to surrender immediately to Quaker any and all materials in your possession or control which include or contain any Quaker Trade Secrets.

5.           Covenant Not to Compete

In consideration of your employment with Quaker and the training you are to receive from Quaker, you agree that during your employment with Quaker and for a period of one (1) year thereafter, regardless of the reason for your termination, you will not:
a.           directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products which are the same, like, similar to, or which compete with Quaker (or any of its affiliates’) products or services; and

                b.           at the Chemical Management Services sites to which you are, have, or will specifically ever be assigned in the future, directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a provider of chemical management services which are the same, like, similar to, or which compete with Quaker (or any of its affiliates’) services; and

c.           recruit or solicit any Quaker employee or otherwise induce such employee to leave Quaker’s employ, or to become an employee or otherwise be associated with you or any firm, corporation, business, or other entity with which you are or may become associated; and

d.           solicit or induce any of Quaker's suppliers of products and/or services (or a supplier of products and/or services of a customer who is being provided or solicited for the provision of chemical management services by Quaker) to terminate or alter its contractual relationship with Quaker (and/or any such customer).

The parties consider these restrictions reasonable, including the period of time during which the restrictions are effective.  However, if any restriction or the period of time specified should be found to be unreasonable in any court proceeding, then such restriction shall be modified or the period of time shall be shortened as is found to be reasonable so that the foregoing covenant not to compete may be enforced.  You agree that in the event of a breach or threatened breach by you of the provisions of the restrictive covenants contained in Paragraph 4 or in this Paragraph 5, Quaker will suffer irreparable harm, and monetary damages may not be an adequate remedy.  Therefore, if any breach occurs, or is threatened, in addition to all other remedies available to Quaker, at law or in equity, Quaker shall be entitled as a matter of right to specific performance of the covenants contained herein by way of temporary or permanent injunctive relief.  In the event of any breach of the restrictive covenant contained in this Paragraph 5, the term of the restrictive covenant shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

6.           Contractual Restrictions

You represent and warrant to Quaker that: (a) there are no restrictions, agreements, or understandings to which you are a party that would prevent or make unlawful your employment with Quaker and (b) your employment by Quaker shall not constitute a breach of any contract, agreement, or understanding, oral or written, to which you are a party or by which you are bound.

7.           Inventions

All improvements, modifications, formulations, processes, discoveries or inventions ("Inventions"), whether or not patentable, which were originated, conceived or developed by you solely or jointly with others (a) during your working hours or at Quaker’s expense or at Quaker's premises or at a customer’s premises or (b) during your employment with Quaker and additionally for a period of one year thereafter, and which relate to (i) Quaker’s business or (ii) any research, products, processes, devices, or machines under actual or anticipated development or investigation by Quaker at the earlier of (i) that time or (ii) as the date of termination of employment, shall be Quaker’s sole property.  You shall promptly disclose to Quaker all Inventions that you conceive or become aware of at any time during your employment with Quaker and shall keep complete, accurate, and authentic notes, data and records of all Inventions and of all work done by you solely or jointly with others, in the manner directed by Quaker. You hereby transfer and assign to Quaker all of your right, title, and interest in and to any and all Inventions which may be conceived or developed by you solely or jointly with others during your employment with Quaker.  You shall assist Quaker in applying, obtaining, and enforcing any United States Letters Patent and Foreign Letters Patent on any such Inventions and to take such other actions as may be necessary or desirable to protect Quaker's interests therein.  Upon request, you shall execute any and all applications, assignments, or other documents that Quaker deems necessary and desirable for such purposes.  You have attached hereto a list of unpatented inventions that you have made or conceived prior to your employment with Quaker, and it is agreed that those inventions shall be excluded from the terms of this Agreement.

8.	Termination.

        Quaker, in its sole discretion, may terminate your employment at any time and without notice for any reason, including Cause.  If you incur a Separation from Service by action of Quaker for any reason other than Cause, death, disability or normal retirement age, Quaker agrees to:

a.           Provide you with reasonable outplacement assistance, either by providing the services in-kind, or by reimbursing reasonable expenses actually incurred by you in connection with your Separation from Service.  The outplacement services must be provided during the one-year period following your Separation from Service.  If any expenses are to be reimbursed, you must request the reimbursement within eighteen months of your Separation from Service and reimbursement will be made within 30 days of your request.

b.           Pay you one year's severance in twenty-four semi-monthly installments commencing on the Payment Date and continuing on Quaker's normal semi-monthly payroll dates each month thereafter, each of which is equal to your semi-monthly base salary at the time of your Separation from Service, provided you sign (and thereafter do not timely revoke) a Release within 45 days of the later of the date you receive the Release or your Separation from Service. Quaker will provide continuation of medical and dental coverage’s at Quaker’s cost for one year.

“Separation from Service” means your separation from service with Quaker and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

“Cause” means your employment with Quaker has been terminated by reason of (i) your willful and material breach of this Memorandum of Employment, (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of your duties hereunder which is materially injurious to Quaker, or (iii) conviction of or plea of guilty or nolo contendere to a felony.

“Payment Date” means (x) the 60th day after your Separation from Service or (y) if you are a specified employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of your Separation from Service, and the severance described in subsection (b) is deferred compensation subject to section 409A of the Code, the first business day of the seventh month following the month in which your Separation from Service occurs.  If the Payment Date is described in clause (y), the amount paid on the Payment Date shall include all monthly installments that would have been paid earlier had clause (y) not been applicable, plus interest at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of your Separation from Service (or the previous business day if such day is not a business day), for the period from the date payment would have been made had clause (y) not been applicable through the date payment is made.

“Release” means a release (in a form satisfactory to Quaker) of any and all claims against Quaker and all related parties with respect to all matters arising out of your employment with Quaker, or the termination thereof (other than for claims for any entitlements under the terms of this Memorandum of Employment or any plans or programs of Quaker under which you have accrued a benefit) that Quaker provides to you no later than ten days after your Separation from Service.  Such Release will not modify any of your rights to indemnification or director’s and officer’s insurance coverage as such are available to you based on your position.

9.	Non-Disparagement

The parties agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other party or any of its employees, directors, and officers. The Parties acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.

10.           Miscellaneous

This Agreement constitutes the entire integrated agreement concerning the subjects covered herein.  In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not thereby be affected or impaired.  You may not assign any of your rights or obligations under this Agreement without Quaker’s prior written consent.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws.  This Agreement shall be binding upon you, your heirs, executors, and administrators and shall inure to the benefit of Quaker as well as its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:	QUAKER CHEMICAL CORPORATION

/s/ Irene M. Kisleiko	/s/ Michael F. Barry

WITNESS:

/s/ Mary Amanda Laman	/s/ Margaret M. Loebl
Margaret Loebl

ADDENDUM 1

Base Salary:	Your salary will be payable on a semi-monthly basis at the rate of $13,750.00, which is annualized at $330,000.00. You will be eligible for your next salary increase in 2013.
Annual and Long- Term Bonuses:
For your position, you are eligible to participate in the Global Annual Incentive Plan (“GAIP”).  Your annual cash bonus is up to a maximum of 70% (target of 38.5%) of your base salary.  This bonus is adjusted for annual company performance.  For 2012, you will receive a minimum guaranteed GAIP payment of $127,050.00.

You will be eligible to participate in the Long Term Incentive Plan (“LTIP”) as a Level I participant.  For the 2012-2014 LTIP cycle, you will be granted an even mix of time-based restricted stock, stock options, and a cash award.  The total value, at a target level, is approximately $133,000.  The exact number of restricted stock, options, and target cash amount will be determined based on the Quaker stock close price on your first day of employment.  The exact awards will be determined by performance over the three-year period based on relative total shareholder returns against a pre-determined peer group.

On or about your start date, you will be awarded 5,000 restricted shares of Quaker common stock.  These will vest in increments of 1,000 shares over a five-year period.  The first 1,000 shares will vest one year from the award date, and the others will vest in equal increments on each annual anniversary thereafter.  You must be actively employed by Quaker on each vesting date to receive any of the respective vested shares.

All incentive compensation awards are made at the Company’s discretion, are subject to change, and require the approval of the Compensation Committee.

Relocation:
You will receive, as soon as administratively possible after your start date, a lump sum payment of $75,000.00 to cover relocation expenses. This payment is subject to all normal withholdings.  In addition, you will be reimbursed for temporary housing, up to $5,000.00 per month, for a period of two months. You will also be reimbursed for up to three (3) house hunting trips (from the greater Fennville, Michigan area to the greater Philadelphia area), covering reasonable coach airfare, hotel, and other miscellaneous expenses.  If you should voluntarily leave Quaker within one year of receipt, all financial relocation assistance must be reimbursed to Quaker.

In the alternative,

You will receive, as soon as administratively possible after your start date, a lump sum payment of $100,000.00 to cover all relocation expenses.   This payment is subject to all normal withholdings.  If you should voluntarily leave Quaker within one year of receipt, all financial relocation assistance must be reimbursed to Quaker.

Other Items:	You will be allowed 12 months severance if you are asked to leave Quaker for other than Cause as defined in the Memorandum of Employment.
Financial Planning:	You will be eligible to be reimbursed for up to $3,500.00 per calendar year for expenses incurred for financial planning and/or tax preparation.
Benefits:
Quaker offers a Flexible Benefits Program.  You have the opportunity to choose from a variety of options creating a customized benefits package.  The following benefits are part of the program.  In each of these areas, you are offered a range of options so you may choose the ones that make the most sense for your personal situation.

• Medical
• Dental
• Life & AD&D Insurance
• Long-term Disability
• Health Care and Dependent Care Flexible Spending Accounts (FSAs)

In addition to these flexible benefits, Quaker also offers the following benefit plans:

• Retirement Savings Plan (401K)

Vacation / Holidays:
In 2012, you will eligible for 10 days vacation.  Beginning in 2013, you will begin to accrue 2 days per month up to 20 days per year.

You will start to accrue, on a monthly basis, up to an additional 5 days of vacation per calendar year when you meet the next service level as defined in the plan, and will remain at the level of 25 days per year until reaching the next service level.  For example, in 2019 you will start to accrue up to an additional 5 days of vacation per calendar year.

In addition you are eligible for 11½ paid holidays.